UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Hot Topic, Inc.

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Filed by: Hot Topic, Inc.

Pursuant to Rule 14a-12

under the Securities Exchange Act of 1934

Subject Company: Hot Topic, Inc.

Commission File No. 000-28784

This Schedule 14A filing consists of the transcript of an earnings call held on March 13, 2013 at 4:30 p.m. Eastern time (the “Transcript”), during which Hot Topic, Inc. (the “Company”) discussed certain matters relating to the proposed acquisition of the Company pursuant to the terms of an Agreement and Plan of Merger, dated March 6, 2013, by and among 212F Holdings LLC, a Delaware limited liability company (“Parent”); HT Merger Sub Inc., a California corporation and a wholly owned subsidiary of Parent; and the Company (the “Merger Agreement”).

Cautionary Statement Regarding Forward-Looking Statements

The Transcript contains forward-looking statements. Statements that are not historical facts, including statements about beliefs or expectations, are forward-looking statements. These statements are based on plans, estimates and projections at the time the Company makes the statements, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties, and the Company cautions readers that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. Factors that could cause actual results to differ materially from those described in the Transcript include, among others: the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and the inability to complete the proposed merger due to the failure to obtain shareholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction. Additional risks are described in the Company’s Annual Report on Form 10-K for the year ended January 28, 2012 and its subsequently filed reports with the Securities and Exchange Commission (“SEC”). Readers are cautioned not to place undue reliance on the forward-looking statements included in the Transcript, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.

Important Additional Information

In connection with the proposed merger, Hot Topic, Inc. will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of the Company. THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED MERGER BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The Company’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail to Hot Topic, Inc., 18305 E. San Jose Avenue, City of Industry, California, attention: Jonathan Block, Secretary, or by calling (626) 839-4681.

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the proposed merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2012 Annual Meeting of Shareholders, which was filed with the SEC on April 26, 2012 and will be set forth in the proxy statement regarding the proposed merger. Shareholders may obtain additional information regarding the interests of the

Company and its directors and executive officers in the proposed merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the proposed merger, when filed with the SEC.

***

Hot Topic (HOTT) Q4 2012 Earnings Call March 13, 2013 4:30 PM ET

Operator

Good afternoon, ladies and gentlemen. Welcome to the Hot Topic fourth-quarter 2012 earnings conference call.

Before we begin, I would like to remind you that during the course of this conference call the Company will be making certain forward-looking statements such as statements relating to financial results, guidance and future financial performance, merchandise assortments, new initiatives and related matters, and statements relating to key personnel and operational issues. These statements, as well as related information posted on the Hot Topic Investor Relations website, involve risks and uncertainties that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties are discussed from time to time by the Company and are more fully set forth in the periodic reports that Hot Topic files with the Securities and Exchange Commission, including the most recent annual report on Form 10-K and quarterly report on Form 10-Q. All forward-looking statements made on this call speak only as of the time they are made, and Hot Topic undertakes no obligation to update these statements to reflect subsequent events or circumstances.

The Company would also like to point out that on March 6, 2013, it entered into an agreement and plan of merger with companies beneficially owned by Sycamore Partners Management, LLC. Information regarding the proposed transaction was reported in filings made with the SEC on both March 7, 2013 and March 8, 2013.

In light of the announced transaction, there will not be any question-and-answer period. The Company will only be providing prepared remarks during the call. To more effectively disseminate the information discussed this afternoon, the call is being webcast on the Company’s Investor Relations website at http//investorrelations.hottopic.com, and a replay will be available on that site. A replay will also be available at 888-286-8010, passcode 44187953 for approximately two weeks.

Now I’ll turn the call over to Hot Topic’s Chief Financial Officer, George Wehlitz. You have the floor, sir.

George Wehlitz - Hot Topic, Inc. – CFO

Thanks. Hi, this is George, and welcome to the call. While on hold, you have been listening to Now by Paramore. My partner on the call today is Lisa Harper.

I will begin by reviewing the fourth-quarter results and making a few comments on the balance sheet. Following the Q4 details, Lisa will provide you with her thoughts on the fourth-quarter performance.

All comparisons discussed are for fourth quarter, 14 weeks for this year versus 13 weeks last year, unless otherwise noted.

Total net sales for the fourth quarter increased $23.1 million. The components of this increase are as follows — $10.5 million for the extra week; $2.4 million in sales increase for Hot Topic comparable sales; $1.6 million in sales gains from Torrid comparable sales; $8.6 million sale increase from new and noncomparable Hot Topic, Torrid, and Blackheart stores net of closed stores.

The total net sales for the year increased $43.8 million. The components of this is as follows — again, $10.5 million increase for the extra week; $16.8 million in increased sales for Hot Topic comparable store sales; and $4.1 million sales increase from Torrid comparable sales. And lastly, $12.4 million increase in new noncomparable stores for Hot Topic, Torrid, and Blackheart, net of closed stores.

The Hot Topic division had an average transaction value increase of 5%, but the number of comparable transactions were down 3% from last year. Torrid had a 3% increase in the number of transactions with a 2% increase in the average dollar sale.

At Hot Topic apparel was 59% of total sales for the quarter compared to 54% last year.

At Torrid, apparel was 78% of total sales for the quarter compared to 75% last year.

Gross margin was 38% of sales compared to 35.4% last year. The 260 basis point improvement breaks down into the following categories – 170 basis points increase in merchandise margin, primarily due to higher realized markup and inventory shrink improvement, partially offset by promotional activity; 50 basis points decrees in store occupancy expense as a percentage of sales due to leverage on higher sales, partially offset by expenses from an increase in number of stores; 40 basis points decrease in store depreciation expenses due to lower expense from comp stores, store closures, and leverage on higher sales; 20 basis points decrease in distribution center expenses as a percentage of sales, primarily as a result of leverage on higher sales; and 20% basis point increase in buying payroll expenses.

In the fourth quarter, selling, general and administrative expenses were 29.8% of sales compared to 28.3% last year. The 150 basis points increase breaks down as follows — performance-based bonuses increased 190 basis points; store payroll expenses increased 20 basis points as a result of increased number of stores and higher store performance bonuses; other store expenses percentage decreased 60 basis points primarily due to leverage on higher sales, lower utility costs, and lower telecommunication costs.

Fourth-quarter operating income was $19.1 million versus $14.8 million last year, a 29% increase.

Our effective tax rate was 36.8% versus 39.9% last year.

Our resulting net income for the fourth quarter was $12.1 million or $0.29 per share versus $9 million or $0.21 per share last year, an EPS increase of 38%. This year’s fourth-quarter EPS includes $0.02 per share loss for expenses related to Blackheart operations.

During the quarter, we opened five Torrid stores and five Blackheart stores. We closed two Hot Topic stores and one Torrid store, and we also remodeled one Hot Topic store during the quarter.

Our cash position remains strong with cash, cash equivalent, and investments, both short and long-term, of $52 million versus $68 million last year. And that includes the $25 million stock buyback that we completed during Q4.

The total inventory at cost was $81 million. On a per square foot basis, inventory was 5.7% higher at the end of Q4 compared to last year as this is in line with our guidance that we previously gave of mid-single-digit increase.

Our capital expenditures for fiscal 2012 were $36 million, primarily related to our store construction projects and IT projects.

Cash flows from operations activities increased in fiscal 2012 by $7 million compared to last year.

Now I’ll turn the call over to Lisa.

Lisa Harper - Hot Topic, Inc. - CEO & Chairman of the Board

Thanks, George. Good afternoon, everyone, and thanks for joining us today. We’re pleased with the Company’s performance during the fourth quarter of 2012. Overall, we saw a strong performance at both core divisions in terms of topline sales growth and gross margin improvement. The major highlight of the quarter and the year was the improved performance of Torrid where new merchandising, sourcing and branding strategies continue to drive sales and margin.

At Hot Topic, our fashion and licensed merchandise performed exceptionally well. Also, during the fourth quarter, we launched a new test concept, Blackheart Lingerie.

Now I’d like to talk about each of the brands. We remain enthusiastic about Torrid as a growth vehicle for the Company. In the fourth quarter, Torrid generated a comp increase of 5.4% with stores delivering a comp increase of 5.9% and Torrid.com delivering a comp increase of 3.5%.

As expected, we continue to see improvement in our merchandise margin rate at Torrid, driven by the new vertical merchandising model, as well as improved markdown optimization and allocation strategies. Our vertically-designed in store fashion apparel collections continued to be well received by the customers.

Apparel generated a 10% comp increase and represented 77% of the business as compared with 74% last year. Within apparel, we were at 5% in bottoms as a result of strong denim business, and we were up 14% in tops.

In accessories, comps declined 24%. We continue to focus on strategies to improve this business with the largest opportunities in footwear, size-specific jewelry, and a broader assortment available online.

Intimate apparel continues to perform well and comped up 16%.

Accessories and intimates combined produced a negative 8 comp for the quarter with the continued improvements in intimates helping to offset some of the softness in accessories. As I mentioned earlier, Torrid.com comped up 33.5% with regular priced merchandising comping up 8% and clearance merchandise comping down double digits as the result of lower clearance inventory levels compared to last year.

Moving on to Hot Topic, Hot Topic delivered a 2% comp increase. We continued to see strong topline sales and margin results from our fashion apparel and tee businesses. The fashion assortment contributed 14% of sales in the fourth quarter versus 13% a year ago with a 14% comp. Tees and hoodies contributed 44% of our business versus 41% a year ago, driven by licensed and private label tees, which continued to perform well. Music tees and hoodies continued to be softer than usual due to a softer release schedule.

Accessories and others made up 41% of the business versus 46% last year, the result of an 8% comp sales decline and the increase in penetration at fashion apparel and tees and hoodies. In Q4 sales at hottopic.com were up 3%. Sales of regular-priced merchandise were up 4%, and sales of clearance merchandise were down double digits. As was the case with Torrid, we had lower clearance inventory levels online compared to last year.

Now I’d like to spend a minute on Blackheart. You’ll recall we launched a test of a new concept, Blackheart Lingerie in November. Throughout the quarter, we opened five stores and an online store and have been testing product and marketing initiatives to reach our older Hot Topic customers, as well as new customers with a new option in edgy lingerie.

As George mentioned, this initiative negatively impacted our earnings in the fourth quarter by $0.02.

As mentioned earlier, we announced last week that the Company entered into a definitive acquisition agreement for Sycamore Partners to acquire Hot Topic for $14 per share in cash or a total of approximately $600 million. The agreement, which was unanimously approved by Hot Topic’s Board of Directors, represents a premium of approximately

30% over Hot Topic’s closing stock price on March 6 and an approximately 40% premium to Hot Topic’s average closing price over the previous six months. Although Hot Topic was not actively seeking such a transaction, our Board determined that Sycamore’s offer was worthy of consideration and ultimately the best way to maximize value for shareholders who will receive substantial and immediate value for their shares.

The transaction is subject to approval by Hot Topic shareholders, as well as regulatory and other customary closing conditions. We anticipate this transaction will close in the second or third quarter of fiscal 2013.

In connection with the proposed transaction, Hot Topic, Inc. will prepare a proxy statement to be filed with the SEC, which will contain detailed information about this transaction and the Board’s decision-making process. When completed, a definitive proxy statement in the form of proxy will be mailed to shareholders of Hot Topic. Hot Topic shareholders are urged to read the proxy statement regarding the proposed transaction.

This concludes our comments on today’s call. Thank you very much for your interest in the Company and for joining us today. Goodbye.

Operator

Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may now disconnect. Have a wonderful day.